Exhibit 10(y)

HOVNANIAN DEFERRED SHARE POLICY

FOR SENIOR EXECUTIVES

THIS POLICY, dated as of                                 , relates to one or more Deferred Share Awards which may be granted by Hovnanian Enterprises, Inc., a Delaware corporation (the “Company”) to                            (the “Grantee”).

The Company may grant the Grantee from time to time during one or more November 1st through October 31st fiscal years incentive profit sharing awards (“Incentives”) pursuant to the Company’s Incentive Profit Sharing Program applicable to the Grantee.  The Grantee will receive in cash such percentage of each Incentive as is specified under the Incentive Profit Sharing Program*.  The remainder of each Incentive will be deferred (all such deferred awards made on behalf of the Grantee for service performed in a given fiscal year referred to herein as a “Deferred Share Award”), and, when vested, will be paid in the form of shares of Class A or Class B Common Stock of the Company (“Common Stock”).

The number of shares of Class A or Class B Common Stock to be paid under a Deferred Share Award will be determined by dividing the dollar amount of the Deferred Share Award by the lesser of (i) the closing price of a share of Class A or Class B Common Stock, as reported in the Wall Street Journal, on the last day of the fiscal year during which the service giving rise to the Deferred Share Award was performed, or (ii) the average of the closing prices of a share of Class A or Class B Common Stock, as reported in the Wall Street Journal, on the last day of the 5 fiscal quarters ending on the last day of the fiscal year during which the service giving rise to the Deferred Share Award was performed.  In addition, the Company will increase the number of shares of Class A or Class B Common Stock under the Deferred Share Award by 20%.  Delivery of the shares of Class A or Class B Common Stock will be deferred, and will become vested and payable, as described below.

1.             Crediting of Deferred Share Award.  The Deferred Share Award, which is granted under and subject to the terms of the 1999 Company Stock Incentive Plan or the Senior Executive Short-Term Incentive Plan (the “Stock Plans”), the terms of which are incorporated herein by reference, shall be credited to a Deferred Share Account maintained on the books of the Company.

2.             Vesting of Deferred Share Award.

The following vesting schedule shall apply for so long as the Grantee has not attained age 58 or performed 20 years of service with the Company or any respective subsidiary thereof:

* Notwithstanding the general rule that the terms of the Company’s Incentive Profit Sharing Program applicable to the Grantee determine the percentage of Incentive paid in cash and the percentage of Incentive paid as a Deferred Share Award, if, but for this paragraph, the dollar value of the Deferred Share Award portion of the Grantee’s Incentive for a given fiscal year is expected to exceed five hundred thousand dollars ($500,000), the Grantee may elect, pursuant to such rules and procedures established by the Company and no later than fifteen (15) days following the end of the fiscal year, to have the dollar value of the Deferred Share Award portion of his or her Incentive for the fiscal year capped at five hundred thousand dollars ($500,000).  If the Grantee so elects, any portion of his or her Incentive in excess of five hundred thousand dollars ($500,000) which would, but for the election, have been payable as part of the Deferred Share Award shall instead be payable in cash.

•      On the second November 1st following the fiscal year during which the service giving rise to the Deferred Share Award was performed (e.g., on November 1, 2006 for a Deferred Share Award in respect of service performed during the November 1, 2004 through October 31, 2005 fiscal year), the Grantee shall become vested in 25% (rounded up to the nearest whole share) of his or her Deferred Share Award for that fiscal year.

•      On the third November 1st following the fiscal year during which the service giving rise to the Deferred Share Award was performed (e.g., on November 1, 2007 for a Deferred Share Award in respect of service performed during the November 1, 2004 through October 31, 2005 fiscal year), the Grantee shall become vested in an additional 25% (rounded up to the nearest whole share) of his or her Deferred Share Award for that fiscal year.

•      On the fourth November 1st following the fiscal year during which the service giving rise to the Deferred Share Award was performed (e.g., on November 1, 2008 for a Deferred Share Award in respect of service performed during the November 1, 2004 through October 31, 2005 fiscal year), the Grantee shall become vested in an additional 25% (rounded up to the nearest whole share) of his or her Deferred Share Award for that fiscal year.

•      On the fifth November 1st following the fiscal year during which the service giving rise to the Deferred Share Award was performed (e.g., on November 1, 2009 for a Deferred Share Award in respect of service performed during the November 1, 2004 through October 31, 2005 fiscal year), the Grantee shall become vested in 100% of his or her then unvested Deferred Share Award for that fiscal year.

Notwithstanding the preceding vesting schedule, if the Grantee either attains age 58 or completes 20 years of service with the Company,  K. Hovnanian Enterprises, Inc. or any respective subsidiary thereof, the Grantee shall become immediately vested in 100% of his or her then unvested Deferred Share Award upon the later of (i) the January 15th following the fiscal year during which the service giving rise to the Deferred Share Award was performed (e.g., on January 15, 2006 for a Deferred Share Award in respect of service performed during the November 1, 2004 through October 31, 2005 fiscal year), or (ii) the date the Grantee attains age 58 or completes 20 years of service with the Company, K. Hovnanian Enterprises, Inc. or any respective subsidiary thereof.

3.             Effects of Termination of Employment on Deferred Share Award.  In the event that the Grantee’s employment terminates for any reason other than the Grantee’s death or Disability (as such term is defined in the Stock Plans), the unvested Deferred Share Award shall be cancelled immediately without payment therefor.  In the event that the Grantee’s employment terminates due to the Grantee’s death or Disability, any unvested portion of the Deferred Share Award shall become fully vested upon such termination.

4.             Dividend Equivalents.   In the event that any cash dividend is paid on shares of Class A or Class B Common Stock as of a record date prior to the day on which the shares are delivered to the Grantee hereunder, the Company shall credit to the Grantee’s Deferred Share Account an additional number of shares equal to (x) the number of shares under the Deferred Share Award credited to the Deferred Share Account as of any applicable record date multiplied by (y) the dividend per share, divided by (z)  the Fair Market Value of a share of Class A or Class B Common Stock on the applicable dividend payment date.

5.             Distributions.

(a)           Distribution of the Deferred Share Account shall be made in the form of Class A or Class B Common Stock as soon as practicable after an applicable vesting date, unless the Grantee is eligible and has elected to defer the distribution pursuant to the terms a nonqualified deferred compensation plan maintained by the Company (“Deferred Compensation Plan”); provided that any such deferred amount, when paid from such Deferred Compensation Plan, shall be paid in the form of shares of Class A or Class B Common Stock.   Once any shares are deferred under any Deferred Compensation Plan, the rights and privileges of the Grantee with respect thereto shall be determined solely with reference to such Deferred Compensation Plan and not to this Policy.

(b)           The Grantee shall not have any of the rights or privileges of a holder of Class A or Class B Common Stock (including any voting rights) of the Company unless and until such time as shares of Class A or Class B Common Stock are distributed to the Grantee hereunder or, if later, are distributed to the Grantee from the Deferred Compensation Plan.

(c)           If the Grantee dies before the Deferred Share Account has been distributed hereunder, payment shall be made to the beneficiary or beneficiaries designated on the beneficiary designation form on file with the Company.   In the absence of any such designation, the Deferred Share Account shall be distributed to the Grantee’s spouse (or if no spouse is then living, to the Grantee’s estate).

6.             Adjustments.  Subject to the terms of the Stock Plans, in the event that the outstanding shares of the Class A or Class B Common Stock are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee (as defined in the Stock Plans) shall make an appropriate and equitable adjustment in the number of shares under the Deferred Share Award credited to the Deferred Share Account.  Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

7.             Miscellaneous.

(a)           All capitalized terms used herein shall have the meaning set forth in the Stock Plans, unless the context requires a different meaning.

(b)           Except as determined by the Company, no person shall have any right to receive a Deferred Share Award.  The eligibility, amount and the grant of the Deferred Share Award are entirely at the discretion of the Company.

(c)           The Company reserves the right to amend this Policy in writing unilaterally so long as no such amendment adversely affects any accrued and vested rights of the Grantee with respect to this Policy.

(d)           The execution and delivery of this Policy and the granting of one or more Deferred Share Awards hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its affiliates to employ the Grantee for any specific period or in any particular capacity and shall not prevent the Company or its affiliate from terminating the Grantee’s employment at any time with or without cause, subject to applicable law.

(e)           Any federal, state or local taxes required by the applicable taxing authorities to be withheld by the Company by reason of the Deferred Share Award shall be paid to the Company by the Grantee within the requisite time such taxes are required to be paid or deposited by the Company.  The Company reserves the right to retain the value of the Deferred Share Award sufficient to equal the amount of the taxes required to be withheld.

(f)            This Policy shall be subject to all applicable laws, rules and regulations, and to such approvals of any governmental agencies as may be required.  Unless otherwise required by law (without the application of local conflict of law rules), the interpretation and administration of this Policy shall be governed by the laws of the State of Delaware.

(g)           Unless the Committee determines otherwise, neither the Deferred Share Award nor the Deferred Share Account shall be secured by any specific assets of the Company or its subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Policy or the Deferred Compensation Plan with respect to the Deferred Share Award granted hereunder.

(h)           The execution and delivery of this Policy and the granting of the Deferred Share Award hereunder shall not give the Grantee or any other person the right to participate or to continue to participate in any Deferred Compensation Plan of the Company.  Such rights shall be governed exclusively by the terms of such Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Policy.

HOVNANIAN ENTERPRISES, INC.

By:

Title:

Date: